UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

September 26, 2006

Date of Report (date of earliest event reported)

FOXHOLLOW TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-50998	94-3252085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

740 Bay Road

Redwood City, California 94063-2469

(Address of principal executive offices)

(650) 421-8400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.

Transactions with Merck & Co., Inc.

On September 26, 2006, we entered into an Amended and Restated Collaboration and License Agreement with Merck & Co., Inc. (the “Amended Collaboration Agreement”) and, in connection therewith, on this date, we also entered into a Stock Purchase Agreement and a Registration Rights Agreement with Merck. In addition, Merck agreed to provide us with a one-time payment of $4.1 million to cover costs incurred by us during our prior research collaboration with them. The Amended Collaboration Agreement expands our collaboration relating to the analysis of atherosclerotic plaque removed from patient arteries with the objective of identifying new biomarkers of atherosclerotic disease progression. We originally initiated this collaboration with Merck in September 2005.

Collaboration Agreement. Under the Amended Collaboration Agreement, the expanded research collaboration consists of an initial four-year term that Merck may, at its discretion, extend on a year-to-year basis, up to a maximum of fifteen years from the closing date for this transaction (the “Closing Date”). As part of this research collaboration, we will be responsible for conducting, at Merck’s request, certain research activities relating to the collection of atherosclerotic plaque from patients treated with our SilverHawk™ Plaque Excision System, including the performance of clinical trials involving patients with vascular disease in order to profile the effects of various drugs on atherosclerotic plaque. Merck has agreed to provide us with a minimum of $60 million in funding over the first three years of the research program term for our research activities under the collaboration. Merck will have responsibility for the overall direction of the collaboration, and all collaboration activities will require the prior approval of Merck.

Merck will also pay us $40 million in equal installments over the initial four-year term of the research collaboration, in exchange for our agreement to collaborate exclusively with Merck during such period with respect to certain fields, which generally involve the use of extracted plaque and other human tissue for the identification or development of drugs, drug targets, and biomarkers, certain drug delivery applications and the development of non-invasive external imaging technologies. Merck may extend these exclusivity obligations, on a year-to-year basis, in the event it also elects to extend the term of the collaboration beyond the initial four years, by making additional payments to us of $10 million per year, which Merck may offset against its royalty and milestone obligations during such year. We retain all rights to develop and commercialize mechanical devices for treatment of any disease, and any intravascular catheter-based diagnostic devices, and any intravascular imaging devices. We also retain the right to work in the area of the delivery of non-systemic restenosis drugs. The agreement also provides a mechanism whereby we may collaborate with Merck in the development of image-enhancing agents for vascular imaging, including image-enhancing agents for use with optical coherence tomography.

Under the terms of the Amended Collaboration Agreement, Merck is obligated to pay us milestone payments based on the progress of clinical development of certain cardiovascular products and diagnostic tests arising from work under the research collaboration, as well as royalties on sales of such products and tests.

Both during and after the collaboration, Merck will have exclusive access to the plaque samples collected and delivered by us under the collaboration and will have the exclusive right to practice our inventions and any joint inventions arising from the performance of the collaboration, in each case subject to our termination rights, as provided below.

Merck may terminate the collaboration at any time after the initial four-year term upon advance notice to us. Each party may terminate the collaboration upon certain uncured material breaches of the Amended Collaboration Agreement by the other party or as result of a bankruptcy filing by or against the other party. Merck would also have the right to terminate the collaboration in the event that, i) we undergo a change of control, ii) greater than 20% of our voting securities are acquired by certain specified third-parties or iii) our current Chief Executive Officer is no longer a member of our board of directors or one of our corporate officers, except in the event of death or disability. These events are referred to as “Significant Events.” If Merck terminates the collaboration for any reason, Merck will retain exclusive access to the collected plaque samples and the exclusive right to practice our inventions arising from the performance of the collaborative research program, and Merck will retain the obligation to pay milestones or royalties to us under the terms of the Amended Collaboration Agreement. In addition, if Merck terminates the collaboration for our material breach of our obligation to exclusively collaborate with Merck, Merck’s obligation to pay milestones and royalties to us shall continue at reduced levels. In the event that we terminate the collaboration due to an uncured material breach by Merck, all rights and licenses granted to Merck would terminate, and our obligations under the Amended Collaboration Agreement will cease.

Stock Purchase Agreement. As a condition to entering into the collaboration and pursuant to the Stock Purchase Agreement, subject to certain closing conditions, Merck will invest $95 million to acquire 3,206,318 newly issued shares of our common stock at $29.629 per share, representing approximately 11.1% of our voting securities on a post transaction and non-diluted basis. The 3,206,318 shares are subject to a lock-up agreement restricting Merck’s sale of shares, which terminates upon the earlier of: i) the third anniversary of the Closing Date, ii) the occurrence of a Significant Event, iii) termination of the Amended Collaboration Agreement or iv) failure of the Merck’s director designee to be re-elected to our board of directors at our 2009 annual meeting. Following termination of the lock-up we will be obligated to file a shelf registration statement providing for the resale of the shares by Merck. Additionally, during the term of the collaboration, Merck and its affiliates are subject to a standstill agreement pursuant to which they will not, subject to certain exceptions, acquire additional shares on the open market, or take or encourage any action to acquire us.

Merck will also receive certain rights in connection with its investment including: i) board approval rights over certain corporate actions as described below, ii) anti-dilution rights for issuances of securities in private placements at a discount to both the market price and the per share price in the Stock Purchase Agreement, iii) registration rights and iv) rights of first offer to purchase additional securities to maintain its pro rata ownership, all of which rights are subject to certain exceptions. As of the Closing Date, we plan to appoint an individual selected by Merck as a Class II member of our board of directors and we have committed to use commercially reasonable best efforts to nominate Merck’s designee for election as a Class II director in 2009. In addition, Dr. John Simpson, our chief executive officer, has agreed to vote his shares of common stock in favor of the election of such director. The approval of the Merck director will be required to: i) expand our board of directors beyond nine members, ii) issue preferred stock (except in connection with a stockholder rights plan or a convertible debt offering) and iii) enter into any agreements that would materially impair our ability to fulfill our obligations under the Amended Collaboration Agreement. Many of Merck’s rights terminate on the earlier of the third anniversary of the Closing Date or such time as Merck owns either less than 50% of the shares purchased by it under the Stock Purchase Agreement or when it holds less than 5% of our outstanding stock.

The completion of this transaction with Merck is subject to customary closing conditions, including obtaining the requisite antitrust approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the absence of a material adverse change in our business prior to the Closing Date. Subject to these and other closing conditions, we expect that this transaction will close in the fourth quarter of 2006. The above descriptions of the Amended Collaboration Agreement, the Stock Purchase Agreement and the Registration Rights Agreement do not purport to be a complete statement of the rights and obligations of the parties under these agreements and the transactions contemplated thereby. The above descriptions are qualified in their entirety by reference to the Amended Collaboration Agreement, the Stock Purchase Agreement and the Registration Rights Agreement. Copies of the Stock Purchase Agreement and the Registration Rights Agreement are attached hereto as Exhibit 4.3, Exhibit 4.4, respectively, and are incorporated herein by reference. A copy of the press release announcing this transaction is included as an exhibit to this report.

Transaction with Norman Noble

On September 26, 2006, we also entered into an Amended Supplier Agreement with Norman Noble, Inc. Under the Amended Supplier Agreement, we have committed to minimum purchase commitments for the housing and coil components which are used in the tip assembly of our SilverHawk™ Plaque Excision System.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.3	Stock Purchase Agreement, dated as of September 26, 2006, between FoxHollow Technologies, Inc. and Merck & Co., Inc.

4.4	Registration Rights Agreement, dated as of September 26, 2006, between FoxHollow Technologies, Inc. and Merck & Co., Inc.

10.21 †	Amended Supplier Agreement, dated as of September 26, 2006, between FoxHollow Technologies, Inc. and Norman Noble, Inc.

99.1	Press Release of FoxHollow Technologies, Inc. dated as of September 27, 2006.

†	Pursuant to a request for confidential treatment, portions of this Exhibit have been redacted from the publicly filed document and have been furnished separately to the SEC as required by Rule 406 under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOXHOLLOW TECHNOLOGIES, INC.

Date: September 28, 2006	By:	/s/ Matthew B. Ferguson
Matthew B. Ferguson
Chief Financial Officer